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                                                                    Exhibit 12.1


                            First Maryland Bancorp
             Computation of the Ratio of Earnings To Fixed Charges

                                                     Six
                                                    Months
                                                     Ended
                                                    June 30,                 Years Ended December 31,
                                                               ----------------------------------------------------
                                                      1999       1998       1997       1996       1995       1994
                                                    --------   --------   --------   --------   --------   --------
                                                                         (dollars in thousands)
Excluding interest on deposits
Fixed Charges:
  Interest on long-term debt and short-term
    borrowings (a)..............................    $ 79,167   $143,898   $148,110   $110,149   $108,982   $ 71,908
  Portion of rent deemed representative
    of the interest factor (b)..................       3,899      8,219      8,388      6,564      6,873      7,058
                                                    --------   --------   --------   --------   --------   --------
          Total fixed charges...................    $ 83,066   $152,117   $156,498   $116,713   $115,855   $ 78,966

Earnings:
  Net income....................................    $ 79,969   $218,123   $151,188   $132,337   $120,187   $111,140
  Income taxes..................................      46,655    124,467     84,301     74,850     63,992     59,288
Fixed charges...................................      83,066    152,117    156,498    116,713    115,855     78,966
                                                    --------   --------   --------   --------   --------   --------
          Total earnings........................    $209,690   $494,707   $391,987   $323,900   $300,034   $249,394

Ratio of earnings to fixed charges..............       2.52x      3.25x      2.50x      2.78x      2.59x      3.16x

Including interest on deposits
Fixed Charges:
  Interest on long-term debt and short-term
    borrowings and deposits (a).................    $259,708   $534,178   $445,754   $315,318   $314,548   $241,099
  Portion of rent deemed representative
    of the interest factor (b)..................       3,899      8,219      8,388      6,564      6,873      7,058
                                                    --------   --------   --------   --------   --------   --------
          Total fixed charges...................    $263,607   $542,397   $454,142   $321,882   $321,421   $248,157

Earnings:
  Net income....................................    $ 79,969   $218,123   $151,188   $132,337   $120,187   $111,140
  Income taxes..................................      46,655    124,467     84,301     74,850     63,992     59,288
Fixed charges...................................     263,607    542,397    454,142    321,882    321,421    248,157
                                                    --------   --------   --------   --------   --------   --------
          Total earnings........................    $390,231   $884,987   $689,631   $529,069   $505,600   $418,585

Ratio of earnings to fixed charges..............       1.48x      1.63x      1.52x      1.64x      1.57x      1.69x
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(a)  Includes the amortization of deferred note issue expenses.
(b)  One third of rents is deemed representative of the interest factor.